Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

November 5, 2025

Fifth Third Bancorp,

38 Fountain Square Plaza,

Cincinnati, Ohio 45263.

Ladies and Gentlemen:

In connection with the registration statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (as amended, the “Act”) of (1) 250,084,200 shares of common stock, without par value, of Fifth Third Bancorp (the “Company”), (2) 400,000 shares of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M (the “Series M Preferred Shares”) and (3) 16,000,000 depositary shares (evidenced by depositary receipts), each representing a 1/40th interest in a Series M Preferred Shares (the “Depositary Shares”), in each case, to be issued by the Company in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 5, 2025 (the “Merger Agreement”), by and among the Company, Fifth Third Financial Corporation, Comerica Incorporated (“Comerica”) and Comerica Holdings Incorporated, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including the Deposit Agreement, dated as of August 11, 2025 (the “Deposit Agreement”), by and among Comerica, Computershare Inc., Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts described therein and the form of depositary receipt thereto.

Upon the basis of such examination, we advise you that, in our opinion, when the Deposit Agreement has been duly assumed by the Company as contemplated by the Registration Statement, the Series M Preferred Shares represented by the Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depositary under the Deposit Agreement upon conversion of the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value per share, of Comerica into 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, no par value, of the Company, and the depositary receipts evidencing the Depositary Shares have been issued in accordance with the Deposit Agreement and have become the issued Depositary Shares of the Company as contemplated by the Registration Statement, the depositary receipts evidencing the Depositary Shares will entitle the persons in whose names the depositary receipts are registered to the rights specified therein and in the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Fifth Third Bancorp	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the depositary receipts evidencing the Depositary Shares.

The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have also relied as to certain matters upon information obtained from public officials, officers of the Company and of Comerica and other sources believed by us to be responsible, and we have assumed that the Deposit Agreement has been duly authorized, executed and delivered by each party thereto and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the joint proxy statement/prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP